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                               January 9, 1997


Cycomm International Inc.
1420 Springhill Road
Suite 420
McLean, Virginia  22102

Ladies and Gentlemen:

     RE:        REGISTRATION ON FORM S-3

                We have acted as counsel to Cycomm International Inc., a Wyoming corporation (the "Company"), in connection with (i) the registration of 1,381,978 shares of its common stock, no par value (its "Common Shares"), for sale by certain stockholders of Company and (ii) the registration of 505,000 warrants for the purchase of the Common Shares (the "Warrants") for sale by certain holders thereof.

                We have examined such documents, corporate records, certificate of officers of the Company and other instruments, and have reviewed such laws and regulations, as we have deemed necessary. In the course of such examination, we have assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies; and the authenticity and completeness of the originals of all such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

                Based upon and subject to the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Common Shares and Warrants have been duly authorized for issuance by the Company and that the Common Shares are, and the Common


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Cycomm International Inc.
January 9, 1997
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shares underlying the Warrants upon exercise, will be, validly issued, fully paid and nonassessable.

        The foregoing opinion is subject to the qualifications that:

        (a) legality, validity or enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally;

        (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity;

        (c) our opinion is limited to matters governed by the laws of Wyoming and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction;

        (d) the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that forms a part thereof.

                                        Very truly yours,

                                        HIRST & APPLEGATE, P.C.

                                        /s/ John J. Metzke

                                        BY:  JOHN J. METZKE